Exhibit 99.1

For Immediate Release	Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Completes $300 Million 6.50% Senior Secured Notes Offering and Establishes New $90 Million Line of Credit

San Diego, CA, November 20, 2017 — Kratos Defense & Security Solutions, Inc. (“Kratos”) (Nasdaq: KTOS), announced today that it has completed the previously announced private offering of $300 million aggregate principal amount of 6.50% Senior Secured Notes due 2025 (the “Notes”) that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are the senior secured obligations of Kratos and are guaranteed on a senior secured basis by each of Kratos’ existing and future domestic restricted subsidiaries, subject to certain exceptions. Kratos intends to use the net proceeds from the offering of the Notes, together with cash on hand, to retire all of its outstanding existing 7.00% Senior Secured Notes due 2019 (the “Existing Notes”) and to pay all fees and expenses related thereto. Kratos expects that the issuance of the Notes and the retirement of the Existing Notes will reduce Kratos’ annual cash paid interest expense by approximately $9.9 million through the remaining term of the previously outstanding Existing Notes. Additionally, a feature of the Notes provides the Company the ability to redeem, during each 12-month period commencing on the date of issuance of the Notes and ending on or prior to November 30, 2020, 10% of the aggregate principal amount of the Notes at 103.000%, plus accrued and unpaid interest to, but excluding, the redemption date, if any.

Kratos also announced today that it has replaced its existing $110 million revolving line of credit with a new $90 million revolving line of credit. SunTrust Robinson Humphrey, Inc. was the lead arranger for Kratos’ new revolving line of credit. The new revolving line of credit has a maturity date of November 2022 and reduced borrowing rates of LIBOR plus 200 to 250.

Eric DeMarco, President & Chief Executive Officer of Kratos, said, “The significant debt reduction and refinancing of Kratos’ senior notes at a reduced cost of capital with this transaction is another important step in positioning Kratos for the expected continued rapid growth trajectory for our Company.  Based on currently forecast capital market dynamics, we elected to refinance our debt with eight year notes, which though initially at a potentially slightly higher interest rate than other alternatives available to us, protects the Company from potential rising interest rates in the future.”

Mr. DeMarco continued,   “Kratos’ significant investment in innovative products for new growth markets is ending over the next few quarters.  As a result of these investments, where as a result Kratos owns the intellectual property, we have a number of new programs beginning production, existing programs with expected increased future production quantities and very large new opportunities before us.  With the successful completion of this refinancing, Kratos’ capital structure, including in excess of $100 million in cash on the balance sheet and net leverage of under 3.0 times, is now set, and we are positioned to execute on each of these programs and our differentiated innovation and growth strategy.  Accordingly, we expect no additional capital raising transactions for the foreseeable future.”

As a result of the refinancing of Kratos’ Existing Notes and existing revolving line of credit, Kratos currently expects to record one-time charges of approximately $13.0 million in its fiscal fourth quarter, comprised of the 102.625% call premium and the write-off of the existing issuance premium and deferred financing costs of the original financing transactions.

The Notes and related guarantees were offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Notes and related guarantees have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release does not constitute a notice of redemption under the redemption provisions of the indenture governing the Existing Notes.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) develops transformative, affordable technology for the Department of Defense and commercial customers. Kratos is changing the way breakthrough technology for these industries is brought to market through proactive research and a streamlined development process.  Kratos specializes in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, training and combat systems.

Notice Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements relate to a variety of matters, including, without limitation, Kratos’ ability to achieve the interest expense savings expected to arise from the refinancing of its Existing Notes, and the amount of the one-time accounting charges expected to be recorded by Kratos in connection with such refinancing. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Kratos and are subject to significant risks and uncertainty.  Investors are cautioned not to place undue reliance on any such forward-looking statements.  All such forward-looking statements speak only as of the date they are made, and Kratos undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Factors that may cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, risks and uncertainties related to market conditions. There can be no assurance that Kratos will be able to complete the proposed offering on the anticipated terms, or at all.  For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Kratos in general, see the risk disclosures in the Annual Report on Form 10-K of Kratos for the year ended December 25, 2016, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Kratos.